Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215597

PROSPECTUS ADDENDUM
(to the Prospectus Supplement dated February 13, 2017
and Prospectus dated February 1, 2017)

Issued by The Bank of Nova Scotia

This prospectus addendum relates to various unsecured unsubordinated notes (collectively, “notes”) to be issued by The Bank of Nova Scotia (the “Bank”) that will be part of a series entitled “Senior Notes, Series A”. This prospectus addendum together with the prospectus supplement, dated as of February 13, 2017, and the base prospectus, dated as of February 1, 2017, will be used by the Bank in connection with the offering and sale of the notes.

Supplemental Selling Restrictions Disclosure

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by the PRIIPs Regulation for offering or selling notes or otherwise making notes available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.  For the purposes of this provision:

(b)	the expression “retail investor” means a person who is one (or more) of the following:

(ii)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)
a customer within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC, as amended;

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes; and

(c)	the expression “PRIIPs Regulation” means Regulation (EU) No 1286/2014, as amended.

The Bank, Scotia Capital (USA) Inc. or any affiliate of the Bank may use this prospectus addendum, together with the prospectus supplement and the base prospectus, in connection with offers and sales of the notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in the prospectus supplement and “Plan of Distribution (Conflicts of Interest)” in the base  prospectus.

The Bank of Nova Scotia		Scotia Capital (USA) Inc.

Prospectus Addendum dated January 9, 2018